Exhibit 16.1

Certified Public Accountants | Business Consultants

September 10, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549
We have been furnished with a copy of the response to Item 4.01 of Form 8-K for the event that occurred on September 5, 2014, to be filed by our client, IEC Electronics Corp. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,
/s/ EFP Rotenberg, LLP
EFP Rotenberg, LLP
Rochester, New York